Exhibit 10.18

                       EMPLOYMENT CONTRACT

NATURAL GAS TECHNOLOGIES, INC. (NGT) hereinafter referred to as "Employer" whose address is 241 Pine Street, Suite 10-LA, Abilene, Texas 79601, and Terrance Huston, hereinafter referred to as "Employee" whose address is 11535 Sundance Lane, Boca Raton, Florida 33438, agree to the following conditions of employment:

Employee shall fill the position of President of a subsidiary of the Employer to be formed for the express purpose of marketing and acquiring patents related to the American Gasoline. Said position's duties are described in the Job Description attached as Exhibit "B" and made a part of this Employment Contract.

Employee shall be compensated for performance of said duties as follows:

      1. Upon execution of this contract Employee shall receive 10,000 restricted shares of Employer's common stock.

      2. Once the Employer has entered into an agreement to acquire a publicly trading corporation suitable for a reverse merger by the Employer, Employee shall initiate negotiations to acquire the controlling interest of Interstate Chemical, Inc. (Interstate) (owner and assignee of the U.S. Patent Application SN 447,563 Blended Gasolines). Negotiations shall be for the swap of shares of the public company's stock and shares of Interstate's stock. Employee shall bring to Employer's attention in writing any and all problems, lawsuits, or conditions which may adversely affect Employer or its subsidiary in the future. Failure to do so shall void this contract and all considerations to be paid to Employee. Ownership of the stock from Interstate may be taken in a different name other than that of the Employer's. Upon successfully receiving legally binding consents from a majority of the shareholders of Interstate, Employee shall received 50,000 shares of the Employer's restricted common stock.

      3. It is believed that currently there may be certain obstructions preventing Interstate from selling or otherwise transferring ownership of the patent. The Employee has represented that within his power is the special ability to remove those obstructions or settle most all of the lawsuits in which Interstate is currently involved. Upon the successful settlement of those lawsuits or any other obstacles that may prevent the transfer of the patent, Employer shall issue to Employee 100,000 shares of the Employer's restricted common stock.

      4. At this point, Employee shall set up a Board of Directors for Interstate and arrange the sale of the patent to Employer or its designate or subsidiary company of which Employee shall be President and in charge of all manor of operations. At this point, the Employer shall issue to Employee 50,000 shares of the Employer's restricted common stock. Also, at this point, the Employer shall guarantee 8 months salary based upon $70,000 per year.
Said salary shall be paid on a bi-monthly basis. Employee shall work full time on behalf of the Employer or its subsidiary. Employer shall make available up to $500,000 to start up the plant in Mobile, Alabama at this time. Said $500,000 shall be administered by the NGT Corporate Treasurer and made available to the subsidiary per a statement as to the use of funding as submitted to the NGT Board of Directors by the 10th of each month. The Employee's salary shall be exclusive of the $500,000. No additional funding or salaries shall be guaranteed. From this point, all salary shall be paid out of the revenue generated by the subsidiary company unless Employer's Board of Directors extends the salary guarantee.

      5. If Employee is successful in making the operation profitable in less than eight months or is successful and funded a profitable sale of 500,000 net, then the Employee shall be given the option for the 100,000 share of the Company's common stock at a price of $1.00 per share or 80% of the market, whichever is less. Employee shall also be given a pay raise, as determined by the Board of Directors, and a decision as whether to further guarantee any payroll and extend this contract shall be made at this point by the Employer's Board of Directors.

      6. The Employer shall pay all reasonable expenses incurred with respect to the negotiations, mailings, phone calls, travel and any other reasonable expense items (no 1st class plane tickets, not more than $100.00 per night hotels, except New York City, not more than $75 per day for meals on the road unless entertaining)

Once Employee has reached the point of obtaining the eight month guaranteed salary, Employer, at its own expense, will provide the following:

A.   Insurance:
     a. Key man policy in the amount of $1,000,000 to benefit the Company and only at the Company's option.
     b. Health, life and accident for Employee and spouse, including children from 0 to 21 years of age still living at home or attending school.

B    Business Expenses:
     a. Business related travel expenses, this may be subject to limits set by the Board of Directors at a later date.
     b. Company vehicle and associated operating expenses in accordance with Employer policies.





c.   Bonus:
     Year end bonus to be determined by the Board of Directors prior to the annual stockholders meeting. A percentage of all franchise sales and percentage of the Subsidiary company if spun off.

D.   Moving/Relocation:
     If relocation is required by the Employer, all reasonable moving expenses are to be paid, with up to two weeks "prior to move expenses" allocated, for locating quarters at new site. NGT will pay all realtor fees for both buying and selling of the home. If the prior house does not sell within 60 days after relocation, NGT will purchase the house at current market value to be determined by 3 independent realtors. Salary will be adjusted to compensate for cost of living increase, if any, due to relocation.

E.   Term:
     The initial term of this contract shall be for a period of eight (8) months at which time the Employer's Board of Directors shall vote to either extend it for an additional four (4) years and for (4) months or to terminate it.

F.   Involuntary Termination Clause:
     In the Event of involuntary termination, for which no cause of wrongdoing or malfeasance on behalf of the Employee is cited, after the board of Directors has agreed to continue it under point 5 above, the Employer and Employee agree to the following conditions:

     1.   Contract payment in full for any un-expired term.
     2. The Company will continue current insurance coverage for five (5) years.

G.   Other Provisions for Employment:
     1. A Non Disclosure Statement is included as Exhibit "A" and a "Code of Ethics" outlined as Exhibit "C". Employee shall sign both, and both are made a part of this Employment Contract.
     2. Employee agrees that during his employment with this Employer he will work primarily for this Employer. Should Employee desire to accent a position with any other entity, he shall first obtain the written consent of the Employer. This clause shall in no way affect Employee's current positions as listed below, but the listed positions shall in no way take away from Employee's duties or time needed for Employer or be in conflict with the goals and interests of the Employer:

     Atlantic Renaissance & its Subsidiaries & Affiliates.

H.   Unsuccessful Venture:
     A. Should the Employee be unsuccessful in acquiring the patent for the Employer, or should the Employer be unsuccessful in its business, or unprofitable, or should the Employer become bankrupt or file for bankruptcy protection, the Employee agrees not to file a claim for unpaid salaries against the Employer and this Contract shall become null and void.

Should Employee be unable to perform the duties outlined in the Job Description due to poor health or for other reasons, the Company shall have the option to dismiss said Employee without triggering the involuntary termination clause. The Company shall however, continue to pay Employee's health insurance for five (5) years and 25% of Employee's last salary drawn.

The Employer (NGT) and Employee (Terrance Huston) fully understand and agree to all conditions set forth in this agreement.

Should any alterations, grievances, misunderstandings or any disagreements or claims arise with regard to any conditions or compensations that may or may not have been met or due under this contract, both parties agree to settlement by arbitration and to accept any settlement or ruling submitted by arbitration rather than seeking relief through a court of law.

DATED:       January 16, 1997



BY:   /s/ Brent A. Wagman                 /s/ Terrance R. Huston
Natural Gas Technologies, Inc.                Employee
Brent A. Wagman, President



/s/ Warren Donovan
Witness


* 3. Mr. Huston has the right to assign stock or stock options to Mr. Sherman Kondis.



                                Exhibit "A"

                         NON DISCLOSURE AGREEMENT


This Agreement is made this 16 day of January, 1997 between Terrance Huston (hereinafter the party and/or parties of the first part) and Natural Gas Technologies, Inc. (hereinafter NGT) a corporation existing under the laws of the State of Texas, located in Abilene, Texas.

WITNESSETH AS FOLLOWS:

WHEREAS, in order to ensure that the relationship is of mutual benefit to all parties, the party and/or parties of the first part desire(s) to received and NGT may disclose, certain confidential information of NGT related to the business, products, technology, markets and other related data developed and obtained by NGT.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for the stock signing considerations paid by the Employer, the parties agree as follows:

1. That all trade secrets, marketing plans, technical know-how, product designs, blueprints, models, prototypes, performance data and other pertinent information (all of such information and know-how hereinafter referred to as "Technical Information") which is disclosed by NGT in connection with negotiations or transactions between the parties shall be treated by the party and/or parties of the first part as confidential and will not be disclosed to any third party without the written consent of NGT.

2. "Confidential Information" means all information in the Subject Technology supplies to the party and/or parties of the first part by or on behalf of NGT pursuant to this agreement, except such information which:

       (a)  was in the public domain at the time it was disclosed;

       (b) was in possession of the receiving party prior receipt thereof from the other;

       (c) is acquired by the party and/or parties of the first part from a third party having no direct or indirect confidential obligation to NGT with respect to such information.

3. The party and/or parties of the first part will limit access to "Technical Information" to those individuals who reasonably require the same and who are obligated to treat the same as confidential.

4. In the event "Technical Information is exchanged or transmitted in a tangible form, including drawings, blueprints, data memoranda and written information relating the same, the party and/or parties of the first part upon request from NGT will promptly return such tangible form and any copies thereof.

5. Nothing contained herein shall be construed to grant the party and/or parties of the first part rights to "Technical Information" disclosed, except as expressly set forth herein.

This Agreement shall constitute a binding contract upon all parties when executed by the respective parties herein and shall be effective on the date first above written and continue to be in effect for a period of three (3) years subsequent to a written notice of termination by any party or parties to this agreement.


   /s/Terrance R. Huston                  Natural Gas Technologies, Inc.


                                           /s/Brent A. Wagman
                                          President



                                Exhibit "B"

                             JOB DESCRIPTION


TITLE:           PRESIDENT - TO BE NAMED SUBSIDIARY

REPORTS TO:      BOARD OF DIRECTORS

The position of President is many faceted and requires a great deal of concentrated effort. Each of the following job requirements necessitate accelerated movement on a common front.

1.   Assist in any Stock Offerings and/or IPO.

     A. Help define key Broker-Dealer organizations for Stock Offerings an/or as market makers for the Employer's stock.
          I.   Help develop stock marketing plans.
          II. Help and/or attend "road show", mailings and keep regular direct contact.
          III. Be active in promotion and follow-up of sales efforts.

2. Prepare and gain management approval for budgets for the implementation of the following:

     A. Action Steps for the start up of the Mobile, Alabama blending plant. This shall include hiring of sales people and the buyers of raw products. Train the sales people with regard to attracting new customers for the Employer. Train the sales people with regard to attracting new customers for the Company's products and how to keep the customers purchasing.
     B.   Develop a marketing and pricing strategy for other facilities.
     C.   Develop a marketing and pricing strategy for the franchise program.
     D. Develop a plan for expansion into key areas if investors for franchising program are not found.

3.   Develop a complete understanding of the following areas:

     A. Governmental Regulations and Environmental Laws. A complete documentation and understanding of State, Federal and International Laws for automotive fuels.
     B. Product Characteristics. An understanding of the chemical, blending and performance characteristics of the various alternatives for the blending process.
     C. Markets. A definition of methods of distribution, pricing and terms, size of markets and special requirements to those market segments.
     D. Franchising. Define the various State and International Laws as they pertain to franchising.

4.   Help develop a retail market:

     A. Hire and train salespersons to represent the Company to the retail gasoline stations and fleet operators and any other necessary employees needed.
     B. Make contracts with various government agencies regarding the purchasing of fuel.
     C. Assist in the development of additional locations for future blending operations.
     D. Maintain sales incentive programs for retailers and inside sales people.
     E. Oversee and manage all aspects of the sales and marketing of the Company.

5.   Develop and maintain at profitable levels sales of the company products.

6. Changes in Job Description. It is expressly understood that as time moves forward and government regulations change, the specifics of this job description may need to be expanded an/or changed. Therefore, the Employer shall reserve the right to reasonable expansion or modification of this job description.



                                 Exhibit "C"

                               CODE OF ETHICS


The following list is comprised of specific ethical behavior the Employer expects its employees to abide by including any Employee under contract.

     1. Employee shall not make false representations that may reflect upon the Employer's credibility.

     2. Employee shall strictly follow the Employer's personnel policies and Non Disclosure Agreement.

     3. Employee shall not engage in lewd or mischievous conduct that may reflect upon the Employer.

     4. Employee shall not engage in deceitful acts that may reflect upon the Employer.

     5. Employee shall strive to disclose any problems or potential problems to his superiors when he becomes knowledgeable of them.

     6. Employee shall treat all associates with respect, dignity, honesty, and integrity.

     7. Employee shall engage in all business dealings with the Employer's best interest at heart.

     8. Employee shall treat all customers or potential customers with courtesy and respect.

     9. Employee shall abide by all Federal, State, Local and International laws regarding their respective fair business and trade practices and their securities laws.

     10. Employee shall not engage in any discriminatory actions regarding fellow employees, potential employees, customers and/or the public at large.